EXHIBIT 99.1
SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
NEWS RELEASE
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	Gavin Isaacs, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

SHUFFLE MASTER, INC. REPORTS RECORD NET INCOME AND ADJUSTED EBITDA IN THE THIRD QUARTER; REPORTS EPS OF $0.17

LAS VEGAS, Nevada, Wednesday, August 31, 2011 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the third quarter ended July 31, 2011, including record net income and Adjusted EBITDA.

“We achieved record EBITDA in the quarter through superior execution on three fronts: product innovation, continued commitment to grow recurring revenue, and disciplined expense management,” commented Gavin Isaacs, Chief Executive Officer of Shuffle Master.  “Innovation has driven the success of the Equinox cabinet and this quarter was no exception with EGM sales of nearly $18 million.  Recurring revenue growth of 11% highlights our continued commitment to create greater stability through product leasing.  And finally, we remained focused on cost controls as part of an overall effort to drive operational excellence.  However, our biggest accomplishment is how we have positioned Shuffle Master to take advantage of significant opportunities across the globe, providing an even stronger foundation for long-term, sustainable earnings growth."

THIRD QUARTER 2011 FINANCIAL HIGHLIGHTS

♦
Total revenue increased year-over-year by 13% to $58.3 million driven by strong Electronic Gaming Machines (“EGM”) performance and recurring revenue growth in Utility and Proprietary Table Games (“PTG”).

♦	Total recurring revenue was up 11% year-over-year and approximately 2% sequentially, and totaled $26.6 million, or 46% of total revenue.

♦	Gross margin improved year-over-year from 61% to 62% due to improved EGM margins driven by higher average sales prices and value engineering on the new Equinox™ cabinet.

♦	GAAP net income increased year-over-year by 56% to a record $9.1 million. Diluted earnings per share (“EPS”) was $0.17, as compared to $0.11 in the year-ago quarter.

♦	Adjusted EBITDA totaled $19.5 million, up 25% from $15.5 million in the year-ago quarter.

♦	Operating income margin increased 540 bps year-over-year to 22%.

♦	Free Cash Flow, a non-GAAP financial measure, was $14.0 million as compared to $7.7 million in the prior year period.

♦
Net debt (total debt, less cash and cash equivalents) was $38.6 million as compared to $56.3 million as of October 31, 2010.  The Company paid approximately $5.0 million on its $200 million senior secured revolving credit facility during the third quarter.

♦	International revenue accounted for approximately 54% of total revenues in the third quarter; Australia represented 35% of total revenues.

“I believe that our financial strength and flexibility, evidenced by our strong earnings and cash flow trends, enable us to continuously identify and successfully execute on opportunities that increase our value proposition to our customers and our shareholders,” stated Linster Fox, the Company’s Chief Financial Officer.

THIRD QUARTER 2011 BUSINESS SEGMENT HIGHLIGHTS

Utility

♦
Total Utility lease and service revenue was a record $12.4 million and grew 18% year-over-year driven by the Company’s strong emphasis on leasing, the accumulation of new lease placements in Macau during the quarter and in other parts of  Asia in the prior year, and also as a result of continued i-Deal® upgrades.

♦
Total Utility revenue of $22.6 million grew 14% year-over-year due to the increased lease placements in the quarter, and to a lesser extent, an 8% increase in average sales prices as compared to the year-ago quarter.

♦	The Company achieved a record lease installed base of approximately 7,800 shufflers, an 18% increase in units year-over-year.

♦	Gross margin declined year-over-year from 60% to 57% due primarily to increased depreciation on newly installed leased shufflers and inventory write-downs on older products.

♦	Approximately 180 new MD2CR™ shufflers have been deployed; all units are leased.

♦	The total i-Deal® installed base grew to 3,407 units, a 66% increase year-over-year.

Proprietary Table Games

♦
Total PTG lease, royalty and service revenue for the third quarter increased 11% year-over-year to a record $10.6 million, primarily due to increased placements of premium games, progressives and side bets in the U.S., namely, Three Card Poker®, Ultimate Texas Hold’ em®, Mississippi Stud®, Blackjack Switch®, Dragon Bonus® and Three Card Poker Progressive®. The quarter also included new leased placements of premium games and progressives in Singapore.

♦	Total PTG revenue remained relatively flat year-over-year at approximately $11.0 million, largely as a result of fewer sold units in the quarter.

♦
Gross margin decreased year-over-year from 81% to 79% primarily due to inventory write-downs on older products, and to a lesser extent, fewer conversions of leased to sold units in the quarter.  Conversions of leased to sold units initially drive high profit margins.

♦	The progressive add-on installed base grew 231 units year-over-year to 785 units.

Electronic Table Systems ("ETS")

♦
Total ETS lease, royalty and service revenue was $3.5 million, down 9% from the year-ago quarter, due to decreased revenue resulting from removals of Table Master® seats in Pennsylvania and Delaware in the prior year as those markets transitioned to live gaming. Many of these units have been redeployed but are not generating average lease prices and margins equivalent to the removed units.

♦
Total ETS revenue for the quarter declined by 42% year-over-year to $6.8 million due to a significant decrease in sales revenue.  The prior year included significant sales of Vegas Star® and Rapid Table Games® seats in Australia driven by favorable regulatory changes, as well as sales of Rapid Table Games® seats in Singapore.

♦	Gross margin decreased year-over-year from 54% to 47% due primarily to the overall decrease in revenue and the unfavorable margin effect from Table Master® removals in the U.S.

Electronic Gaming Machines

♦
Total EGM revenue grew 96% year-over-year to approximately $18.0 million, a third quarter record.  EGM performance was driven by sales of the new Equinox™ cabinet, which totaled approximately 800 units in the quarter.

♦
Gross margin increased 1,180 bps year-over-year to 64% due to the increased Equinox™ placements driving higher average sales prices as well as more efficient production costs from a better designed cabinet.

♦	Total placements of EGM units grew 72% from the prior year period as a result of strong customer demand for the Equinox™ cabinet.

Further detail and analysis of the Company's financial results for the third quarter ended July 31, 2011, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today,  August 31, 2011.

Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s third quarter results during a conference call on August 31, 2011 at 2:00 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Third Quarter 2011 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast and a Company slide presentation highlighting third quarter performance may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through October 1, 2011, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; account number is 3055; conference I.D. number is 27059448. Highlights fromthe conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news, or by clicking the “For Investors” tab on the Shuffle Master website.

About Shuffle Master, Inc.
Shuffle Master, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service.  The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; Electronic Gaming Machines, which include video slot machines; and newly introduced i-Gaming, which features online versions of Shuffle Master’s table games, social gaming, and mobile applications. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements
This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) our belief that EBITDA and EPS are widely referenced financial measures in the financial markets and our belief that references to them are helpful to investors; (b) the Company’s ability to implement its strategic and operational plan successfully is subject to many factors, some of which are beyond the Company’s control; (c) the Company’s products that are developed may not achieve commercial success in the very competitive marketplace in which the Company operates; (d) the Company, is dependent on the success of its customers and risks that impact the Company’s customers, including a change in demand for gaming, may adversely impact the Company; and (e) the Company competes in a single industry, is subject to industry fluctuations and a continued downturn in general worldwide economic conditions, in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations.    Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) inaccuracies in our assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (b) unanticipated inability to accomplish our innovation objectives or unexpected factors that limit or eliminate our ability to implement our strategic and operational plans; (c)  or our inability to accurately gauge the commercial appeal of our products; and (d) unexpected changes in the market and economic conditions and reduced demand for or increased competition with our products.    Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K and are based on information available to us on the date hereof.  We do not intend, and assume no obligation, to update any forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Revenue:
Product leases and royalties	$24,785	$22,043	$72,625	$64,013
Product sales and service	33,542	29,504	89,400	78,686
Total revenue	58,327	51,547	162,025	142,699
Costs and expenses:
Cost of leases and royalties	8,970	6,932	24,506	20,394
Cost of sales and service	13,135	12,948	36,035	33,492
Gross profit	36,222	31,667	101,484	88,813
Selling, general and administrative	16,816	17,514	50,077	47,573
Research and development	6,695	5,719	19,494	15,925
Total costs and expenses	45,616	43,113	130,112	117,384

Income from operations	12,711	8,434	31,913	25,315

Other income (expense):
Interest income	177	158	429	450
Interest expense	(659)	(1,023)	(2,031)	(3,039)
Other, net	457	385	(504)	1,512
Total other income (expense)	(25)	(480)	(2,106)	(1,077)
Income before income taxes	12,686	7,954	29,807	24,238
Income tax provision	3,560	2,112	7,931	6,832
Net income	$9,126	$5,842	$21,876	$17,406

Basic earnings per share:	$0.17	$0.11	$0.40	$0.33
Diluted earnings per share:	$0.17	$0.11	$0.40	$0.32

Weighted average shares outstanding:
Basic	54,446	53,272	54,317	53,246
Diluted	55,123	54,351	55,009	54,178

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	July 31,	October 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$30,191	$9,988
Accounts receivable, net of allowance for bad debts of $421 and $466	39,867	41,176
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $57 and $71	2,516	1,806
Inventories	32,386	27,351
Prepaid income taxes	3,295	7,086
Deferred income taxes	5,917	5,091
Other current assets	4,854	14,969
Total current assets	119,026	107,467
Investment in sales-type leases and notes receivable, net of current portion and net of allowance for bad debts of $8 and $42	325	1,104
Products leased and held for lease, net	34,110	31,975
Property and equipment, net	13,200	12,642
Intangible assets, net	69,491	64,144
Goodwill	86,357	75,932
Deferred income taxes	6,233	7,523
Other assets	2,963	3,173
Total assets	$331,705	$303,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,881	$7,013
Accrued and other current liabilities	19,230	34,762
Deferred income taxes, current	119	116
Income tax payable	4,042	74
Customer deposits	3,272	2,973
Deferred revenue	4,490	3,901
Total current liabilities	34,034	48,839
Long-term debt	68,770	66,262
Other long-term liabilities	2,366	2,641
Deferred income taxes	73	70
Total liabilities	105,243	117,812
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 54,156 and 53,650 shares issued and outstanding	541	536
Additional paid-in capital	113,173	108,705
Retained earnings	71,124	49,248
Accumulated other comprehensive income	41,624	27,659
Total shareholders' equity	226,462	186,148
Total liabilities and shareholders' equity	$331,705	$303,960

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Cash Flow Data:

Cash provided by operating activities	$20,182	$11,113	$36,692	$38,634

Cash used in investing activities:
Payments for products leased and held for lease	$(4,345)	$(3,567)	$(11,608)	$(16,706)
Purchases of property and equipment	(682)	(1,761)	(2,683)	(4,314)
Purchases of intangible assets	(124)	(127)	(6,269)	(2,298)
Acquisition of business	-	-	(6,499)	-
Proceeds from sale of leased assets	2,430	2,324	6,240	7,277
Proceeds from sale of assets	10	95	86	133
Other	(255)	(225)	(701)	(1,039)
	$(2,966)	$(3,261)	$(21,434)	$(16,947)

Cash provided by (used in) financing activities	$(4,438)	$850	$4,423	$(2,810)

Free cash flow (2)	$13,962	$7,652	$25,848	$17,107

Reconciliation of net income to Adjusted EBITDA:

Net income	$9,126	$5,842	$21,876	$17,406
Other expense (income)	25	480	2,106	1,077
Share-based compensation	706	1,469	2,184	3,324
Income tax provision	3,560	2,112	7,931	6,832
Depreciation and amortization	6,075	5,634	17,951	17,584

Adjusted EBITDA (1)	$19,492	$15,537	$52,048	$46,223

Adjusted EBITDA margin	33.4%	30.1%	32.1%	32.4%

1.
Adjusted EBITDA is earnings before other expense (income), provision (benefit) for income taxes, depreciation and amortization expense, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful and widely used performance measure, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows provided by (used in) operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010

Utility:
Revenue	$22,575	$19,807	$59,108	$58,554
Gross profit	12,852	11,803	35,284	35,394
Gross margin	56.9%	59.6%	59.7%	60.4%

Proprietary Table Games:
Revenue	$10,994	$10,949	$32,766	$30,154
Gross profit	8,671	8,858	26,338	24,111
Gross margin	78.9%	80.9%	80.4%	80.0%

Electronic Table Systems:
Revenue	$6,793	$11,607	$26,721	$32,426
Gross profit	3,197	6,212	12,684	17,963
Gross margin	47.1%	53.5%	47.5%	55.4%

Electronic Gaming Machines:
Revenue	$17,965	$9,184	$43,430	$21,565
Gross profit	11,502	4,794	27,178	11,345
Gross margin	64.0%	52.2%	62.6%	52.6%

Total:
Revenue	$58,327	$51,547	$162,025	$142,699
Gross profit	36,222	31,667	101,484	88,813
Gross margin	62.1%	61.4%	62.6%	62.2%

Adjusted EBITDA
as a percentage of total revenue	33.4%	30.1%	32.1%	32.4%

Income from operations
as a percentage of total revenue	21.8%	16.4%	19.7%	17.7%